U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
July 22, 2005

SITEWORKS, INC.

Florida	58 -259 0047
(STATE OR OTHER JURISDICTION OF	(I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)	IDENTIFICATION NO.)

         2534 N Miami Ave, Miami Florida   33127
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

       (305) 573 9339
(ISSUER'S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4. Changes in Registrant's Certifying Accountant

Amended 8k Filing

Item 4:

Changes in Registrant's Certifying Accountant

Miami, FL -Site Works Inc has chosen not to formally conclude or execute a retainer agreement for auditing services with auditors Liebman Goldberg & Drogin. The effective date of this decision not to formally engage Liebman, Goldberg & Drogin was June 24, 2004.

Liebman Goldberg and Drogin has not completed its audit, never issued an opinion regarding the financial statements for 2002 and 2003; and in fact only gave the registrant draft opinion and financials.

Consequently, there was no principal accountant's or any accountant's report on the registrants financial statements for either of the past two years and therefore there was no opinion or disclaimer of opinion from any accountant , nor was any accountant's report modified as to uncertainty, audit scope, or accounting principles.

There were no disagreements with any accountant, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the former accountant's satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection the period 2002 and 2003 and any subsequent period preceding the date of the dismissal.

The decision not to formally proceed with the engagement of Liebman & Drogin at this time was recommended and approved by the board of directors or an audit or similar committee of the board of directors.

SiteWorks Inc is responsible for the adequacy and accuracy of disclosure in this filing, and SEC staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing and SiteWorks may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Statements contained in this press release that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected, or described pursuant to similar expressions.

Item 9.01 Financial Statements and Exhibits.

EXHIBIT NUMBER	DESCRIPTION

99	Letter of agreement from Liebman Goldberg & Drogin LLP.

2534 N Miami Ave Miami Florida 33140
 P O Box 331238 Miami, Florida 33133
 Phone 305 573 9339Fax 305 573 9495
  www.mysiteworks.net

Date: July 22 , 2005
/s/C. Michael Nurse
C. Michael Nurse
Chief Executive Officer